Exhibit 10.13

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

The symbol “[*]” denotes such omissions.

SALES REPRESENTATIVE AGREEMENT

BY AND BETWEEN:

General Electric Company acting through its GE Healthcare Division (“GEHC”) a New York corporation, having its principal place of business at 1 River Road, Schenectady, New York, 12345, and Vaso Diagnostics Inc. d/b/a Vaso Healthcare, a New York corporation, having its principal office and place of business at 180 Linden Avenue, Westbury, NY 11590  (“Vaso” or the “Representative”).

GEHC and Company are individually referred to herein as a “Party,” and are collectively referred to herein as the “Parties”.

W I T N E S S:

WHEREAS, GEHC is engaged in the manufacture, marketing, sale and service of medical products, including products referenced herein (the “Covered Products,” as this term is hereinafter defined) and wishes to increase the sales of Covered Products and related service and financing in the Territory (as this term is hereinafter defined);

WHEREAS, Representative represents that, at its own expense, it has recently formed a marketing organization, including the hiring of sales representative employees contemplated by Section 5.1 (a) below, with the necessary expertise to promote the sale of the Covered Products in the Territory to Served Market Customers (as this term is hereinafter defined); and

WHEREAS, GEHC wishes to appoint Representative, and Representative is willing to accept such appointment, as GEHC’s sales representative to promote the sale of the Covered Products and related services and financing to Served Market Customers in the Territory in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and the representations and mutual undertakings hereinafter set forth, the Parties agree as follows:

SPECIFIC TERMS

Effective Date: July 1, 2010

Agreement Reference Number: [insert Agreement Number]

Territory: SEE EXHIBIT 3 ATTACHED HERETO

Term of Agreement: July 1, 2010 through June 30, 2013*
* Subject to the renewal and termination provisions in Articles 3 and 16 of this Agreement.

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ARTICLE 1  -  DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1	“Affiliate” shall mean any present or future business entity directly or indirectly controlling, controlled by or under common control with a party, where control shall mean direct or indirect ownership of fifty percent (50%) or more of the ownership interests of the relevant affiliated entity.

1.2	“Covered Products” shall mean those products listed in Exhibit 1 attached hereto, as such Exhibit may be amended by GEHC (including the addition of other products), in its sole discretion exercised in good faith, from time to time upon prior written notice to Representative as provided herein;

1.3	“GEHC Policies” shall mean the GEHC policy principles, a current copy of which is set out in Exhibit 4 attached hereto, as these GEHC Policies may be augmented or modified by GEHC from time to time with written notice to Representative;

1.4	“GEHC’s Standard Terms and Conditions of Sale” shall mean GEHC’s Standard Terms and Conditions of Sale, and standard warranties, a current copy of which are attached hereto as Exhibit 5, as these documents may be augmented or modified by GEHC from time to time with written notice to Representative;

1.5	“Served Market Customers” shall mean those health care providers listed in Exhibit 2 attached hereto and that propose to purchase Covered Products specifically configured for, and/or intended or specified by the end user for use in diagnostic imaging. GEHC reserves the right to augment or modify the list of Served Market Customers from time to time, in GEHC’s sole discretion exercised in good faith, after reasonable consultation with Representative with respect to material changes to such list, upon written notice to Representative.

1.6	“Show Site” shall mean an installed Covered Product end user location that is used by GEHC and/or Representative to demonstrate such Covered Product to a Served Market Customer;

1.7	“Territory” shall mean the geographic areas specified in Exhibit 3 attached hereto as may be augmented or modified by mutual written agreement of GEHC and Representative from time to time.

ARTICLE 2 - APPOINTMENT

2.1	Subject to the terms and conditions of this Agreement, GEHC hereby appoints Representative, and Representative hereby accepts the appointment, as GEHC’s exclusive representative, subject to the limitations stated herein, for the promotion and marketing of, and solicitation of orders for, the sale of Covered Products to Served Market Customers in the Territory. Notwithstanding the foregoing, GEHC reserves the right to sell Covered Products in [*] and GEHC shall have no obligation to compensate Representative in connection with any such transactions. Further notwithstanding anything to the contrary herein, GEHC may continue to use certain pre-existing third party sales representative(s) for the specific Covered Products and geographic areas set forth on Exhibit 3A to promote the sale of Covered Products for a limited transition period established in GEHC’s contracts with such third party sales representative(s), provided that (a) such transition period shall not exceed [*] days from the Effective Date of this Agreement (except for one such representative, whose contract requires a [*] month transition period) and (b) GEHC will use commercially reasonable efforts to expedite the transition process with all such representative(s).

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2.2	Notwithstanding anything to the contrary herein, the Covered Product, Served Market Customer and Territory exhibits attached hereto may be amended (i) at any time pursuant to the mutual written agreement of the Parties; or (ii) by GEHC upon [*] days written notice specifying in reasonable detail Representative’s performance deficiency and Representative’s failure to cure within such [*] day period in the event that Representative (a) for any particular Territory or Covered Product, fails to meet its sales or other targets set forth in Exhibit 6 for any [*]; (b) fails to satisfy its competency requirements as set forth in Article 14; or (c) fails to fill any sales position vacancies within [*] days as required in Section 5.4. Any deletions or additions to such lists will result in a corresponding adjustment of Representative’s sales quotas under this Agreement.

In addition, upon written notice to Representative, GEHC may delete from the list of Served Market Customers hereunder any customers who through growth or expansion become  [*]  accounts, as these  [*]  are defined by GEHC.  If for any reason, the profile of a  [*] account changes to cause such account to be reclassified as a  [*]  GEHC reserves the right to add that account to the list of Served Market Customers under this Agreement by written notice to Representative.

2.3	Representative shall promote the sale of the Covered Products and related service and financing through its own employees only. Representative shall not, without GEHC’s prior written approval, appoint any agent or subcontractor for the promotion of the sale of the Covered Products or related service and financing in the Territory, and any such appointment without GEHC’s approval shall be void. Further, notwithstanding any such appointment, or GEHC’s approval thereof, Representative shall at all times remain fully responsible for the performance of its employees, agents and subcontractors and their respective employees. Any employees, agents or subcontractors of Representative that are approved by GEHC to perform hereunder must agree in writing (i) to be bound by obligations of confidentiality and with respect to compliance with laws and GEHC’s intellectual property to at least the same extent as Representative is bound hereunder; (ii) to certify their compliance with laws and regulations in accordance with GEHC’s then-current version of the certification form set forth in Exhibit 4(a); and (iii) to be bound by GEHC’s policies and procedures, including without limitation any requirements that such employees, agents or subcontractors submit to background checks as may be requested by GEHC. The Parties acknowledge and agree that as of the Effective Date of this Agreement, GEHC has not approved the appointment of any agents or subcontractors by Representative.

2.4	Unless specifically authorized to do so in writing by GEHC, Representative and its Affiliates, shall not, during the Term of this Agreement, manufacture, represent, distribute, sell and/or service any products that directly compete with any of the Covered Products, as determined by GEHC in its sole good faith discretion; it being acknowledged by GEHC that all of the products currently sold by Representative’s parent company, Vasomedical, Inc. as of the Effective Date do not compete with any of the Covered Products In addition, Representative’s employees, agents or subcontractors, shall not during the Term of this Agreement represent, distribute, sell and/or service any products manufactured, distributed or sold by its parent corporation, Vasomedical, Inc.

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During the Term of this Agreement, Representative’s sales force supporting the Agreement shall provide sales representation services solely for GEHC, and not for any other entity. As long as Representative meets or exceeds its sales or other targets set forth in Exhibit 6, Representative may use another sales force, composed entirely of different personnel, to represent products that do not complete directly with the Covered Products. Each sales force shall be distinct and separate from the other, with the sales force assigned to support Covered Products being strictly prohibited from sharing with the other sales force any information, including but not limited to sales lead opportunities, obtained during the performance of its duties for Representative. Sharing of such information/lead opportunities by Representative’s sales force assigned to support Covered Products will be considered a material breach of this Agreement. Notwithstanding the foregoing, Representative may pass along information/lead opportunities to Vasomedical, Inc., provided that such opportunities are first provided to GEHC and it is determined by GEHC, that the opportunities will not be used for any product that are competitive with then any current GEHC products. However, notwithstanding the foregoing, in no event shall Representative’s sales force assigned to support Covered Products provide any customers with sales brochures, or other materials for information relating to products other than Covered Products or actively seek referral opportunities for products other than Covered Products.

2.5	Representative shall not solicit orders for Covered Products other than from Served Market Customers, and Representative also shall not under any circumstances become a re-seller of Covered Products. Should Representative identify a prospective customer for the Covered Products that is not designated on the list of Served Market Customers, Representative may submit a request in writing to add such perspective customer to the list of Served Market Customers. GE Healthcare in its sole discretion, exercised in good faith, will determine whether such perspective customer should be added to the list of Served Market Customers. In no event shall GEHC have any obligation hereunder to add a prospective customer to the Served Market Customer list or to compensate Representative for any sales made to such prospect if GEHC does not agree to include such prospect on the list of Served Market Customers

2.6	Representative may at any time request in writing that GEHC agree to the deletion of any of the Covered Products from the scope of this Agreement. GEHC shall notify Representative of its decision on such a request within [*] days after receipt of such written request. If GEHC agrees to Representative’s requested deletion of any Covered Products, Representative shall not be entitled to commissions or other compensation with respect to any orders for such Covered Products or related service or financing received by GEHC after the date of GEHC’s notice to Representative agreeing to such deletion.

ARTICLE 3 - TERM

This Agreement shall commence as of the Effective Date and, unless terminated earlier as provided herein, shall continue in full force and effect for a period of three (3) years thereafter (the “Term”), provided that the Term shall be automatically renewed for an additional  [*] years as long as (a) GEHC has not timely exercised its right of termination without cause under Section 16.1(b) and (b) Representative is not in - breach of any of its  [*]  under this Agreement as of the effective date of such renewal, subject to applicable notice and cure provisions stated in this Agreement.  This Agreement shall then automatically terminate and may be renewed or extended only upon the written agreement of the Parties.

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ARTICLE 4 - RESPONSIBILITIES OF GEHC

4.1	GEHC shall be responsible for:

(a)	conferring with Representative, in person or by telephone, at least once each [*] during the Term to discuss Representative’s achievement towards the sales and other targets set forth in Exhibit 6 as well as other targets to which the Parties may mutually agree, as well as Representative’s plans with respect to achieving those targets;

(b)	keeping Representative reasonably informed of new sales plans and objectives with respect to the sale of Covered Products to Served Market Customers in the Territory;

(c)	supporting the efforts of Representative by supplying a reasonable amount of printed commercial and/or technical information concerning the Covered Products, as well as any other relevant publications which GEHC may make available from time to time;

(d)	providing access, in such manner as GEHC determines in its sole discretion, exercised in good faith, to relationship managers, product specialists and inside sales support personal in support of Representatives marketing and sales efforts;

(e)	providing national marketing and national trade show support for the Covered Products, as GEHC in its reasonable sole discretion deems appropriate;

(f)	providing Representative local marketing and local or regional trade show support for the Covered Products in the Territory solely as mutually agreed in writing with respect to particular local marketing efforts; and

(g)	paying a commission to Representative pursuant to Article 6 hereof,

(h)	providing comprehensive annual compliance training to ensure that the requirements of the Anti-Kickback Statute and the GEHC Code of Customer Relations are conformed to and understood by all of Representative’s employees, agents, subcontractors.

(i)	Providing installation (if applicable) and servicing of Covered Products and/or any required customer training for Covered Products.

4.2	GEHC reserves the right to determine in its sole discretion the acceptability of any order, any provisions thereof or any condition proposed by any Served Market Customer, and shall in no way be obligated to bid, quote to, negotiate with, or accept any order.

4.3	GEHC shall make available scheduled dates as offered by GEHC for all training required pursuant to Exhibit 9 or as otherwise mutually agreed between the parties if the initially available scheduled dates are inconvenient for a substantial number of the employees of Representative.

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ARTICLE 5  - RESPONSIBILITIES OF REPRESENTATIVE

5.1	Representative shall be responsible for:

(a)	maintaining an adequate sales promotion organization in order to fulfill the mutually agreed sales and other targets set forth in Exhibit 6 attached hereto, and other targets and objectives agreed to in writing by the Parties from time to time, and using its [*] to promote and assist GEHC in the sale of Covered Products and related servicing and financing to Served Market Customers. As of the Effective Date of the Agreement, Representative shall have a minimum of [*] full-time sales representative employees available to support GE Healthcare’s promotion and sale of Covered Products, and Representative shall have a minimum of [*] full-time sales representative employees available to support GE Healthcare’s promotion and sale of Covered Products no later than [*] days after the Effective Date. Thereafter, Representative shall use commercially reasonable efforts to maintain at least [*] sales representatives throughout the remainder of the Term of the Agreement.

To ensure that all of Representative’s sales employees are eligible to work within the healthcare industry based on the absence of any alleged or confirmed violation of any law, regulation or government order as previously stated, Representative agrees to screen all current employees and potential new hires against the United States Department of Health & Human Services, Office of the Inspector General List of Excluded Individuals and Entities and the U.S. Food and Drug Administration, Disbarment List – links following;

http://exclusions.oig.hhs.gov/search.aspx

http://www.fda.gov/ora/compliance_ref/debar/

(b)	maintaining active contacts with Served Market Customers as may be reasonably necessary to produce effective coverage in the Territory;

(c)	as necessary, or as reasonably requested by GEHC, and with the reasonable assistance of GEHC, demonstrating the Covered Products to Served Market Customers prior to any order;

(d)	strictly complying with GEHC’s instructions regarding the price and terms and conditions for sales of the Covered Products and related service and financing to Served Market Customers and the provision of sales, service and financing contracts and purchase orders to GEHC;

(e)	keeping GEHC promptly informed of all governmental, regulatory, commercial and industrial activities known to it which affect or could reasonably be expected to affect the sale, service or financing of Covered Products in the Territory;

(f)	as GEHC may reasonably request, assisting GEHC in the development of its commercial strategy and in the definition and understanding of Served Market Customers’ requirements for the Covered Products;

(g)	at GEHC’s request and in accordance with instructions from GEHC, providing information (excluding any third party confidential information) in its possession related to customer sales opportunities, as well as orders and sales prospects and forecasts (excluding any third party confidential information) for the sale, servicing and financing of Covered Products to Served Market Customers in the Territory, as well as market information (excluding any third party confidential information) on activities of Served Market Customers and GEHC’s competitors in the Territory.

Representative shall use GEHC’s [*] to manage all orders and sales prospects and forecasts for the sales, servicing and financing of Covered Products to Served Market Customers in the Territory, using commercially reasonable efforts to ensure all data on Served Market Customers is accurate and current;

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(h)	transmitting proposals and/or technical data to Served Market Customers, interpreting Served Market Customers’ inquiries, requirements and attitudes and responding to such inquiries, and assisting in sales, service and financing contract negotiations, all while strictly following GEHC’s instructions and making no representations regarding GEHC, the Covered Products or the servicing or financing of the Covered Products other than those specifically authorized by GEHC;

(i)	ensuring that all proposals as transmitted in accordance with Section 5.1(h) contain GEHC’s Standard Terms and Conditions of Sale or any other terms and conditions previously approved in writing by GEHC. In no event may Representative make or agree to any changes or modifications to such Standard Terms and Conditions of Sale without GEHC’s prior written approval;

(j)	performing such liaison services with Served Market Customers in the Territory as GEHC may from time to time require with respect to any order(s) for Covered Products, including [*] in the resolution of any claims or complaints of said Served Market Customers in relation therewith;

(k)	conferring with GEHC, in person or by telephone, at least once each calendar quarter during the Term of this Agreement to discuss, and providing GEHC with quarterly reports of, Representative’s achievement towards the sales and other targets to be contained in Exhibit 6 as well as other targets to which the Parties may mutually agree in writing, as well as Representative’s plans with respect to achieving those targets;

(l)	supporting GEHC’s national marketing and trade show efforts for the Covered Products, by among other things, sending appropriate personnel to national trade shows as the Parties may agree;

(m)	supporting Territory marketing and Territory and regional trade show activities for the Covered Products as mutually agreed and subject to all the terms and conditions of this Agreement, including all provisions relating to use of GEHC materials and Marks (as defined in Section 10);

(n)	STRICTLY COMPLYING, AND ENSURING THAT ALL ITS EMPLOYEES, APPROVED AGENTS AND SUBCONTRACTORS AND THEIR EMPLOYEES STRICTLY COMPLY, WITH ALL LAWS, REGULATIONS AND GOVERNMENTAL ORDERS GOVERNING THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER AND WITH GEHC POLICIES PURSUANT TO ARTICLE 8 HEREOF.

IN SUPPORT OF THE COMMITMENT IN SECTION 8.1, REPRESENTATIVE AGREES TO MONITOR ITS EMPLOYEES, APPROVED AGENTS AND SUBCONTRACTORS FOR COMPLIANCE TO LAWS, REGULATIONS, GOVERNMENT ORDERS AND GEHC COMPANY POLICIES BY CONDUCTING REGULAR AND PERIODIC AUDITS (NOT MORE FREQUENTLY THAN  [*], EXCEPT AS DEEMED REASONABLY NECESSARY BY GEHC TO MONITOR COMPLIANCE WITH RECENTLY ENACTED STATUTORY OR REGULATORY REQUIREMENTS) OF BUSINESS EXPENSES AND PAYMENTS GENERATED DURING THE PERFORMANCE OF EACH SUCH INDIVIDUAL’S DUTIES IN SUPPORT OF THE AGREEMENT; AUDIT RESULTS (redacted if necessary to comply with privacy laws and regulations) WILL BE MADE AVAILABLE TO GEHC UPON REQUEST.

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(o)	ensure that all Representative’s employees, agents, subcontractors receive the GEHC required compliance training annually to ensure that the requirements of the Anti-Kickback Statute and the GEHC Code of Customer Relations are conformed to and understood.

(p)	promoting, and directing Representative’s employees, subcontractors and agents and their employees to promote the sale of Covered Products and related service and financing solely and exclusively for use by licensed medical facilities or practitioners for clinical diagnostic purposes (and not for entertainment or amusement purposes), as lawfully permitted, solely within the Territory, and promptly notifying GEHC of any circumstances known to it in which a customer or prospective customer may not be appropriately licensed, may intend to use a Covered Product other than as lawfully permitted, or may intend to use or move a Covered Product outside of the Territory;

(q)	ensuring that the Served Market Customer list and any information pertaining to such customers is used solely in the performance of Representative’s obligations as set forth in this Agreement;

(r)	ensuring that (i) no person who is a practicing physician, (ii) no person affiliated with or employed by any customer or prospective customer, and (iii) no person who may be in a position to unduly influence the purchase of any Covered Product, or service or financing for any Covered Product, promotes the Covered Products or GEHC’s interests in any way;

(s)	ensuring that no person representing Representative hereunder provides any customer or prospective customer with advice respecting reimbursement or billing, including diagnostic, procedure, or billing codes related to Covered Products beyond accurately conveying to customers or prospective customers publicly available information on these topics;

(t)	ensuring that no person representing Representative hereunder ties or conditions the price or availability of any Covered Product, or service or financing for any Covered Product, on a customer’s or prospective customer’s purchase of any other product or service, in violation of any applicable law or regulation;

(u)	certifying, and ensuring that each employee, subcontractor and agent and their employees certify, annually, that Representative and each such individual(s) have strictly complied with all applicable laws, regulations and governmental orders and with GEHC’s policies specified in Article 8 hereof with respect to (i) promoting the Covered Products, (ii) representing GEHC’s interests hereunder, and (iii) performing Representative’s obligations hereunder, such certifications to take the form shown in Exhibit 4A attached hereto, as such form may be updated by GEHC from time to time. Failure to submit certifications within [*] days of due date may result in withholding commission payments until certifications are submitted;

(v)	notifying GEHC no less than [*] days prior to any changes (or as soon as reasonably practical if [*] days notice is not feasible) which may occur in Representative’s commercial activities (including without limitation any decision to distribute medical products for another equipment manufacturer) ownership, control or management;

(w)	paying all of its own expenses, costs and other charges resulting from the performance of its obligations under this Agreement, including but not limited to its expenses and costs of visits to customer sites and demonstrations, as well as customer expenses for all site visits, except as may be specifically provided herein to the contrary. Representative shall have reasonable access to GEHC support personnel, at GEHC’s expense for GEHC personnel, to assist in scheduling and coordinating customer site visits;

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(x)	ensuring that all marketing materials used by Representative, and its employees, approved agents and subcontractors are either provided for use by GEHC or are otherwise approved in writing by GEHC prior to being provided to any third party, including without limitation any Served Market Customer;

(y)	maintaining adequate insurance to protect GEHC from the following: (a) claims under worker’s compensation and state disability acts; (b) claims for damages because of bodily injury, sickness, disease or death which arise out of any negligent act or omission of Representative; (c) claims for damages because of injury to or destruction of tangible or intangible property, including loss of use resulting therefrom, which may arise out of any negligent act or omission of Representative; and (d) and as otherwise required to cover Representative’s liabilities and obligations pursuant to this Agreement;

(z)	implementing and complying with any applicable sales force effectiveness metric or guidelines promulgated by GEHC and provided to Representative including but not limited to [*] and training. Representative agrees to provide regular reports on a [*] basis to GEHC regarding such metrics and shall update GEHC’s [*] system on at least a [*] basis. Representative agrees that these metrics, together with sales targets, to the extent applicable, will be used to measure territory coverage and effectiveness;

5.2	Notwithstanding anything to the contrary set forth in Section 5.1 above, Representative’s individual sales representatives shall not be obligated hereunder to participate directly in business review calls or meetings with GEHC management other than with GEHC’s [*] In furtherance of the foregoing, the parties agree that participating in GEHC’s [*] is at Representative’s sole discretion. GEHC strongly encourages participation in such [*].

5.3	The parties agree (i) to meet and discuss, on a mutually agreed upon schedule, methods to improve and simplify the exchange of information and reporting requirements set forth in this Agreement, and (ii) to implement any mutually agreed upon changes to the information exchange and reporting requirements set forth herein including, without limitation, by amending this Agreement as necessary to address such changes.

5.4	Representative agrees to use commercially reasonable best efforts to fill any vacancies in its sales positions within [*] days.

5.5	Representative shall also provide GEHC with [*] statements and other financial information as GEHC may reasonably request from time to time to verify Representative’s overall financial stability and creditworthiness.

ARTICLE 6 - COMMISSION

6.1	Subject to the provisions of this Agreement, in consideration of services rendered by Representative hereunder, GEHC shall pay to Representative a commission on the Net Sales Price (as such term is defined in Exhibit 7) invoiced and received by GEHC for each order for the sale of Covered Products and related servicing or financing from a Served Market Customer provided that the Representative’s employee or approved agent or subcontractor, as applicable, assigned to serve that Served Market Customer achieve and maintain the competency level required by Article 14 hereunder.

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6.2	All commissions will be calculated and paid in accordance with the provisions set forth in Exhibit 7.

6.3	All commissions will be paid in the Territory or at Representative’s principal place of business.

6.4	All commission payments will be made by bank wire transfer or check, payable to the Representative at its address or record. No cash, or bearer instruments will be used.

6.5	Representative represents that the manner of Representative’s acceptance of commissions provided for in this Agreement is not contrary to any applicable laws or regulations of either the Territory or Representative’s principal place of business. In the event any such law or regulation at any time requires such acceptance in some other manner, Representative shall so notify GEHC in writing prior to GEHC making any further payments.

6.6	It is understood that if an order should be canceled, rescinded, revoked or repudiated by a Served Market Customer, whether or not for reasons within GEHC’s control, or by GEHC in its good faith belief that the order raised legal or compliance concerns or due to an event of force majeure, or due to any governmental regulation, Representative shall not be entitled to a commission with respect to such order, except pro rata to the extent of any Net Sales Price amount GEHC may have received and retained as payment for Covered Products delivered to said Served Market Customer. Any commissions or portions of commissions previously paid to Representative which are affected by events as described above will be subject to set off against other commissions owed by GEHC to Representative or, at GEHC’s option, shall be repaid by Representative to GEHC within [*] days of GEHC’s written request.

6.7	It is further understood that no compensation, by way of commission or otherwise, shall be payable to Representative in connection with an order on which a commission would otherwise be payable, if, with respect to such order:

(a)	any applicable governmental law, rule or regulation prohibits or makes improper the payment of any commission or fee, or of any other payment to a representative, or

(b)	Representative, or anyone representing Representative, has breached or breaches any of its material obligations hereunder directly related to the affected order.

6.8	Representative shall be responsible for the payment of all duties, taxes and/or other administrative charges imposed on the commissions payable to it pursuant to this Agreement.

ARTICLE 7 - PRODUCT CONSIGNMENT CONDITIONS

7.1	It is hereby acknowledged that some of the Covered Products may, during the Term, be consigned to Representative for demonstration purposes or otherwise (the “Consigned Products”). Any such consignments shall be subject to the following conditions:

(a)	GEHC shall keep title in the Consigned Products and Representative shall preserve said title free and clear of all claims, encumbrances and liens. Representative shall not transfer custody of the Consigned Products to a third party without GEHC’s prior written consent. In addition, at GEHC’s request, Representative shall promptly record documents in the appropriate offices to preserve GEHC’s title.

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(b)

GEHC shall bear all risk of loss or damage to the Consigned Products until delivery to the specified location, whereupon risk of loss or damage to the Consigned Products shall pass to Representative until the Consigned Products are returned to GEHC or are otherwise disposed of as agreed to by GEHC. Representative will carry adequate fire, theft, comprehensive and liability insurance with insurance companies reasonably acceptable to GEHC covering the risks assumed by Representative above for the Consigned Products from the time they are received by Representative until they are returned to GEHC. At GEHC’s request, Representative shall furnish an insurance certificate pursuant to the above requirement. In any event, Representative shall reimburse GEHC for any loss or damage assumed by Representative above which is not covered by such insurance.

(c)	Except as provided in (d) below, GEHC is responsible in its discretion for making any adjustments and for correcting any malfunctions in the Consigned Products which are made known to it, or for accepting return of or repossessing the Consigned Product. Representative shall grant GEHC access to the Consigned Products for purposes of inspection, adjustment, repair, modification or repossession as necessary.

(d)	Representative shall keep the Consigned Products in good operating condition in conformance with instructions furnished by GEHC. Representative shall bear all costs and expenses resulting from the correction of problems or damage to the Consigned Products caused by (i) misuse of the Consigned Products, (ii) installation or operation practices not in accordance with those recommended by GEHC, or (iii) associated equipment, data or other interfaces not supplied by GEHC under this Agreement.

(e)	Representative shall promptly notify GEHC in writing following receipt of any notice or claim that any part of the Consigned Products infringes any patent or other property right or upon initiation of any suit or proceeding based on such claim. GEHC shall then defend or settle any such claims, suits or proceedings and provide indemnification to Representative in accordance with Section 9.3.

(f)	Representative shall promptly, at GEHC’s request, either return to GEHC or allow GEHC to repossess the Consigned Products.

(g)	Representative shall not (i) disassemble, decompile, or reverse engineer Consigned Products; (ii) copy or otherwise reproduce any Consigned Products; (iii) modify the Consigned Product in any manner, except as it may be expressly directed to do so in writing by GEHC; or (iv) use the Consigned Product in any manner to provide service bureau, time sharing or other services, including computer services, to third parties.

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ARTICLE 8 - COMPLIANCE WITH LAWS AND GEHC POLICIES

8.1	Compliance with Laws and Regulations

Representative shall strictly comply, and ensure all its employees, agents and approved subcontractors and their employees strictly comply, with all laws, regulations, and orders made by any governmental authorities which are applicable to Representative or its representatives in connection with the performance of its obligations under this Agreement, including, without limitation, (a) the Medicare/Medicaid Anti-Kickback provisions of the U.S. Social Security Act, 42 U.S.C. 1320a-7b, as any such laws, regulations or orders may be hereinafter amended; and (b) those laws, regulations and orders related to environmental protection, health and safety and minority owned businesses, specifically including 48 C.F.R. Sections 52.219-8 and 52.219-9. To ensure compliance to all laws and regulations, Representative agrees to monitor its employees, approved agents, and subcontractors by conducting regular and periodic audits on a semi-annual basis of business expenses and payments generated during the performance of each such individual’s duties in support of the Agreement (see Section [*]. Audit results (redacted if necessary to comply with privacy laws and regulations) will be made available to GEHC upon request.

8.2	Compliance with Reporting Requirements

(a)	Representative agrees to report the following to the designated [*] for escalation per guidelines of the [*] process (or applicable product compliant handling system) at GEHC, using GEHC’s applicable form, a current copy of which is attached hereto as Exhibit 8:

Any information, including but not limited to a complaint, known or reported to the Representative and involving:

i.	An alleged malfunction of a Covered Product or Consigned Product; or

ii.	An alleged patient injury or death associated with a Covered Product or Consigned Product.

These reports should be provided to the designated Area Service Manager at GEHC within  [*]  days after the receipt of the information by the Representative. The Representative agrees to maintain device complaint files and device incident records regarding the Covered Products and Consigned Products, as required by law or regulation (including but not limited to  [*], and agrees to make these records available to GEHC upon request.

(b)	Representative agrees to (i) maintain records which include or refer to the name and address of the end-user of the Covered Products for which it solicits orders, [the identification and quantity of the devices shipped, the date shipped and any control numbers used, and (ii) provide this information to GEHC on a periodic basis and/or upon request.

8.3	Compliance with the GEHC Policies

Representative acknowledges having read and understood the GEHC Policies (a current copy of which are attached hereto as Exhibit 4) and hereby agrees to comply with such policies in the performance of its obligations hereunder, in accordance with their terms and with guidelines GEHC may provide. More particularly, and furthermore, Representative agrees that:

(a)	it will not and it will require its employees, agents, subcontractors and their employees not to directly or indirectly, pay, offer or authorize payment of anything of value (either in the form of compensation, gift, contribution or otherwise) to any person or organization, contrary to the GEHC Policies, the laws of the United States, or the laws of the Territory;

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(b)	Representative will not, and it will require its employees, agents, subcontractors and their employees not to receive anything of material value (in the form of a payment, rebate of any kind, gift, or any other similar benefit) directly or indirectly from any Served Market Customer. Similarly, Representative shall not, directly or indirectly, make any payment, or offer any rebate, gift or similar benefit to any employee or agent of GEHC; and

(c)	Representative itself shall and it shall require each of its employees, agents, subcontractors and their employees to strictly comply with Representative’s responsibilities under subsections [*] above.

8.4	Compliance with International Trade Controls

To the extent applicable, Representative represents and warrants that Representative and its Affiliates have complied and at all times will comply with any applicable import, export/re-export or embargo laws, regulations, licensing requirements, and rules (collectively, the “Import/Export Laws”) of the United States (including, without limitation, U.S. Export Administration Regulations, International Traffic in Arms Regulations, Office of Foreign Asset Control Regulations, United States Customs Service Regulations, Bureau of Industry and Security Regulations, and Food and Drug Administration Regulations) as well as any applicable Import/Export Laws of other nations or governmental organizations in connection with any sale or consignment of Covered Products under this Agreement  or otherwise during the term of this Agreement.  Without limiting the generality of the foregoing, Representative shall not export or re-export, directly or indirectly, any Covered Products acquired from GEHC to any country for which the United States or any governmental agency thereof requires approval or license without having first obtained such approval or license, and Representative shall furnish copies of such approvals or licenses to GEHC promptly upon GEHC ’s request therefore.  Representative shall hold harmless and indemnify GEHC against all claims, actions, costs, expenses, damages, liabilities, or losses suffered by GEHC arising from Representative’s violation of this Section 8.4.

GEHC will not comply with boycott related requests except to the extent permitted by U.S. law and then only at GEHC’s discretion.

8.5	Representation of No Enforcement Actions

Representative represents and certifies that:

(a)	there are no pending or threatened investigations or enforcement actions by any governmental or regulatory authorities against Representative or anyone who may represent Representative hereunder in which it is alleged or is under investigation that Representative or such other person or entity has engaged in any fraudulent or unlawful activity; and

(b)	neither Representative nor, anyone who may represent Representative hereunder has been debarred, suspended or excluded, or is subject to proposed debarment, suspension or exclusion, from participation in the Medicare or Medicaid programs or any other government program which provides reimbursement for medical goods or services, nor have been convicted of, or have charges pending regarding, any offenses which may lead to such debarment, suspension or exclusion.

Representative agrees to immediately inform GEHC if any of the above representations become inaccurate in anyway during the Term.

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8.6	Assistance in GEHC Investigations; GEHC Audit Rights

Representative agrees to fully comply, and to cause its employees, subcontractors and agents and their employees to fully comply, with all GEHC investigations of wrongdoing or alleged or suspected wrongdoing with respect to any obligations of Representative or any persons representing Representative under this Agreement.

Representative agrees that GEHC may periodically audit Representative’s books and records as may be reasonably necessary to verify (a) Representative’s overall financial stability and creditworthiness and (b) compliance by Representative and persons representing Representative under this Agreement with Representative’s obligations hereunder, including verification that all Representative’s employees, agents, subcontractors are in compliance with GEHC’s annual compliance training requirements, all at GEHC’s expense, at reasonable times, and subject to Representative’s reasonable security procedures. Representative also agrees to cooperate, and to direct its employees, agents and subcontractors and their employees to cooperate in such audits. Such audits shall occur not more frequently then once every twelve (12) months unless deemed reasonably necessary by GEHC in extraordinary circumstances to address a suspected material violation of applicable laws, regulations or GEHC policy.

ARTICLE 9 - LIMITATIONS AND EXCLUSIONS OF LIABILITY; INDEMNITY

9.1	GEHC SHALL HAVE NO LIABILITY TO REPRESENTATIVE OR ANY THIRD PARTY (A) FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, EVEN IF GEHC HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (B) WITH RESPECT TO ANY CLAIMS ARISING OUT OF, IN CONNECTION WITH, OR RESULTING FROM THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EXCEPT AS MAY EXPRESSLY BE PROVIDED UNDER THIS AGREEMENT. IN THE EVENT THAT THE LIMITATIONS IN THE PROCEEDING SENTENCE ARE DETERMINED TO BE UNENFORCEABLE BY A COURT OF COMPETENT JURISDICTION, IN NO EVENT SHALL GEHC’S LIABILITY TO REPRESENTATIVE FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED [*], EXCEPT FOR GEHC’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.3 AND FOR ANY CLAIMS BY REPRESENTATIVE FOR COMMISSIONS PAYABLE BY GEHC TO REPRESENTATIVE UNDER THIS AGREEMENT FOR WHICH THERE SHALL BE NO MAXIMUM DOLLAR AMOUNT.

THE PARTIES AGREE THAT THE LIMITATIONS AND WARRANTY DISCLAIMERS SET FORTH IN THIS AGREEMENT FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES AND THAT GEHC HAS SET ITS COMMISSION IN PART BASED ON SUCH LIMITATIONS AND DISCLAIMERS. THE PARTIES ALSO AGREE THAT SUCH WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY PROVISIONS SHALL BE ENFORCEABLE EVEN IF A REMEDY HEREUNDER FAILS OF ITS ESSENTIAL PURPOSE.

9.2	Representative agrees to hold harmless and indemnify GEHC, its officers, directors, employees and agents from and against all losses, damages, liabilities or expenses of whatever form or nature, including attorney’s fees and other reasonable costs of legal defense, that they or any of them may sustain or incur as a result of any act or omission of Representative, its officers, directors, employees, agents or subcontractors or their employees, including, but not limited to (a) a claim by any third party against GEHC to the extent such claim arises from the negligence or other tortious conduct of Representative, its officers, directors, employees, agents or subcontractors or their employees in connection with this Agreement, the Served Market Customers and the Covered Products, (b) a claim by any third party against GEHC that Representative, its officers, directors, employees, agents or subcontractors or their employees did not have the legal right to provide to GEHC any information provided by or on behalf of Representative to GEHC under this Agreement or (c) a claim by any third party against GEHC to the extent such claim arises from a violation of any law, regulation or order by Representative, its officers, directors, employees, agents or subcontractors or their employees in connection with this Agreement, the Served Market Customers and the Covered Products; provided that GEHC furnishes to Representative timely written notice and requisite authority, information and assistance to defend such claim(s). Notwithstanding the foregoing, Representative shall have the right to select counsel to defend any of the above claims on behalf of GEHC, subject to reasonable consultation with GEHC as to the appropriate counsel, and further provided that GEHC may, at its own cost and expense, retain separate counsel to represent GEHC’s interests in connection with such claims.

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9.3	Notwithstanding anything to the contrary contained in Section 9.1 above, GEHC agrees to hold harmless and indemnify Representative its officers, directors, employees and agents from and against all losses, damages, liabilities or expenses of whatever form or nature, including attorney’s fees and other costs of legal defenses, that they or any of them may sustain or incur as a result of claims by third persons asserted against any of them that (a) any Covered Product supplied to any customer by GEHC has caused damage to tangible personal property or bodily injury (including death), if and to the extent such damage or injury is proximately caused by a defect in any Covered Product (as defined in the Restatement 2nd of Torts, Section 402A) or the negligent or intentionally tortious act or omission of GEHC, and is determined by a court of competent jurisdiction to be the legal liability of GEHC, or (b) that the sale or use of any Covered Product supplied by GEHC for its intended purposes violates any patent, patent right or other intellectual property right of third persons, provided that Representative furnishes to GEHC timely written notice and requisite authority, information and assistance to defend such claim(s).

ARTICLE 10 - GEHC PROPRIETARY RIGHTS

10.1	Representative acknowledges that the words “GE,” “GE Medical Systems” “GEMS,” “GEMS-IT” “GEHC” “GE Healthcare” and “General Electric” are principal trade names of GE, and that the “General Electric” and “GE” names are the principal trademarks for products and services manufactured and/or sold by GEHC. Representative also acknowledges that GEHC has registered or might register, or uses or might use, several other trademarks with respect to products or services manufactured or sold by it. All of GEHC’s marks and trade names are collectively referred to herein as the “Marks”. Representative further acknowledges that it receives no license or other grant of any right to use any such Marks under this Agreement, and that no use of GEHC’s Marks is permitted unless agreed to in writing in advance by GEHC. As a result, if Representative is permitted in writing to use GEHC’s Marks (or any portion thereof), Representative agrees:

(a)	not to use any of the Marks without GEHC’s prior written approval;

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(b)	that it will not in any manner use the Marks or any limitation or variant thereof, as a part of Representative’s trade or corporate name;

(c)	that it will at all times (i) strictly comply with rules and regulations provided by GEHC with respect to the use of the Marks, (ii) identify the “Authorized Representative” relationship with GEHC for the Covered Product(s) if and as permitted by GEHC, (iii) not publish or cause to be published any advertising or other material, nor encourage or approve any practice, which might mislead or deceive the public or might be detrimental to the good name, trademarks, good will or reputation of GEHC or its products and services, (iv) upon request, discontinue any advertising or practice deemed by GEHC to have or possibly have such detrimental effect, (v) not use GEHC letterhead; and

(d)	that it will inform GEHC of any use, or application for registration, of any Mark, or of any other practice in the Territory which comes to Representative’s attention and may infringe or otherwise violate the rights of GEHC over its Marks, or which may mislead or deceive the public or may be detrimental to the good name, trademarks, goodwill or reputation of GEHC or its products or services.

10.2	Representative understands and agrees that the Covered Products are protected by patent rights and copyrights and that such products are proprietary to GEHC and/or its licensors. In no event, does GEHC transfer any right, title or interest in any of the Covered Products to Representative except for the limited right to use the Consigned Products as expressly set forth herein.

ARTICLE 11 - CONFIDENTIALITY

11.1	Representative acknowledges that it will receive confidential information and trade secrets from GEHC (the “GEHC Confidential Information”) during the Term of this Agreement. GEHC Confidential Information shall be deemed (subject to any disclosure obligations imposed on Representative’s parent company, Vasomedical, Inc., as a company with equity securities registered pursuant to the Securities Exchange Act of 1934, as amended) to include the contents of this Agreement and all written information received by Representative in connection with this Agreement (including without limitation the Served Market Customer list and any written information on prospective GEHC customers identified by Representative), except anything designated in writing as non-confidential. Representative agrees to maintain the secrecy of GEHC Confidential Information and agrees neither to use it (except for the purposes permitted herein) nor to disclose it to any third party or to any of its employees who do not have a need to know it in order to perform under this Agreement. In furtherance of the foregoing, Representative agrees to use the list of Served Market Customers and information pertaining to such customers solely as set forth in this Agreement. Notwithstanding the foregoing, GEHC acknowledges that a copy of this Agreement is required to be filed by Representative with the Securities and Exchange Commission (“SEC”) on Form 8-K, subject to redaction by GEHC of any GEHC confidential information, provided that any such redactions are approved by the SEC.

11.2	GEHC acknowledges that it may receive confidential information and trade secrets from Representative (the “Representative Confidential Information”) during the Term of this Agreement. Representative Confidential Information shall be deemed to include (i) all written information received by GEHC in connection with this Agreement, except anything designated in writing as non-confidential, and (ii) all written Representative proprietary information obtained by GEHC from Representative in the course of an audit contemplated by this Agreement. GEHC agrees to maintain the secrecy of the Representative Confidential Information and agrees neither to use it (except for the purposes permitted herein) nor to disclose it to any third party or to any of its employees who do not have a need to know it in order to perform under this Agreement.

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11.3	Notwithstanding anything to the contrary in the foregoing, Confidential Information shall not include any information which is (i) publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the receiving party; or (ii) is rightfully acquired from a third party who is not in breach of an agreement to keep such information confidential; or (iii) is required to be disclosed by law, regulation or court order.

11.4	The obligations in this Article 11 shall remain in effect for a period of [*] years following the termination or expiration of this Agreement.

11.5	Except as otherwise required by the SEC and applicable securities laws and regulations, neither Party will, without the prior written consent of the other Party, use the name of the other Party, or any employee or agent of the other Party, in connection with this Agreement in any publication, press release, public statement, advertising or otherwise.

ARTICLE 12-- WARRANTY DISCLAIMER

12.1	Each Party represents and warrants to the other Party that (a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to carry on its business as now being conducted to enter into this Agreement and to perform its obligations under this Agreement, (b) all necessary actions have been taken by it in order to authorize the execution, delivery and performance of this Agreement, (c) this Agreement, has been duly authorized, executed and delivered by it and constitutes a valid, legal and binding agreement, and (d) neither the execution and delivery of this Agreement, nor the fulfillment of the terms hereof, has constituted or resulted in, or will constitute or result in, a breach of the provisions of any other agreement or instrument to which it is a party, or is bound, or of its charter or bylaws, or its violation of any presently existing applicable law, judgment, decree, federal or state law or governmental order, rule or regulation.

12.2	Representative represents and warrants to GEHC that it has the full legal right, free of any rightful claim of ownership by any third party, their respective shareholders, Affiliates, employees and agents, to share with GEHC the customer-related information referenced in this Agreement, which information Representative shall enter into [*] system no later than [*] days after the Effective Date of the Agreement.

12.3	GEHC warrants and represents to Representative that the Covered Products, at the time of sale to Served Market Customers, will be cleared or approved by the U.S. Food and Drug Administration (“FDA”) for commercial sale in the Territory, or do not require FDA clearance/approval.

12.4	GEHC provides product warranties to Served Market Customers as set forth in Exhibit 5. THESE WARRANTIES TO SERVED MARKET CUSTOMERS ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND SUCH WARRANTIES SHALL BE ENFORCEABLE BY AND ONLY BY SERVED MARKET CUSTOMERS. GEHC PROVIDES NO WARRANTY TO REPRESENTATIVE, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, DATA ACCURACY, NON-INFRINGEMENT, OR QUIET ENJOYMENT. IN ADDITION, GEHC DOES NOT WARRANT THAT THE COVERED PRODUCTS WILL OPERATE ERROR-FREE OR WITHOUT INTERRUPTION.

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ARTICLE 13 - PRODUCT CHANGES

GEHC reserves the right from time to time in its sole discretion to discontinue, limit its production or sale of, or alter the design of any products or services (including Covered Products), or models, or parts thereof, or to add new and additional products, services or models or parts to its lines.  In no event shall GEHC be liable to Representative hereunder for any exercise by GEHC of the foregoing right.  The list of Covered Products set out in Exhibit 1 will be updated by GEHC accordingly from time to time.  GEHC will use reasonable efforts to notify Representative in a timely manner of any changes affecting the Covered Products as noted above and will also work with Representative in good faith to adjust, as appropriate, Representative’s sales quotas under this Agreement.

ARTICLE 14 - TRAINING

14.1	In order to meet its compliance obligations under this Agreement, Representative shall ensure that its employees, agents, subcontractors and their employees responsible for promoting the Covered Products or service and financing related to the Covered Products hereunder, maintain throughout the Term, an adequate sales representative competency level as determined by GEHC acting in good faith and as evidenced by achieving a minimum passing score of 80% on all tests required by GEHC to test such competency levels. Representative may, in its discretion, utilize available GEHC distance learning training programs as may be available during the Term for the sole purpose of training Representative’s employees, agents and subcontractors to represent Covered Products. However, all Representative’s employees, agents, subcontractors are required to be trained in Compliance with the Anti-Kickback Statute and are required to receive the GEHC Compliance training. This training must be renewed annually.

14.2	GEHC agrees to waive tuition charges in relation to training provided by GEHC’s employees to Representative’s employees, agents, subcontractors and their employees. All travel, lodging and meal costs incurred by such trainees in connection with training shall be borne by Representative or such trainees. In addition, to the extent GEHC agrees to provide any training at Representative’s facility or requested location, Representative agrees to reimburse GEHC for all travel, lodging and meal costs incurred by such trainers in connection with such training.

ARTICLE 15 - FORCE MAJEURE

15.1	Events of force majeure shall relieve the affected Party (the “Non-Performing Party”), from obligations imposed upon it by this Agreement, for so long as such event and its effects shall continue. For the purposes of this Agreement, an event of force majeure shall include, without limitation, Acts of God, war, riot, fire, explosion, accident, flood, earthquake, sabotage, strike of employees other than those of Representative, inability to obtain power, fuel, material or labor or acts of any government. The Non-Performing Party shall, as soon as feasible, notify the other Party hereto of (a) its best reasonable assessment of the nature and duration of the event of force majeure, and (b) the steps it is undertaking in order to cure or reduce the effects of such event of force majeure. The Non-Performing Party shall use its [*] to cure or reduce the effects of the event of force majeure. The other Party hereto shall have no right to claim damages for any non-performance, partial performance or delay in performance by the Non-Performing Party of its contractual obligations hereunder resulting from a force majeure event.

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15.2	If, due to an event of force majeure, either GEHC or Representative is materially unable to perform its obligations under this Agreement for more than [*] days, and the Parties have not agreed upon a revised basis for performance of the affected obligations, then either Party may immediately terminate the Agreement upon written notice to the other party.

15.3	For the purposes of Article 15, any events of a force majeure nature which might occur in connection with the execution or the performance of any contract for the sale of Covered Products by GEHC to a Served Market Customer in the Territory shall be regarded as force majeure circumstances which affect GEHC hereunder. GEHC shall not in any case be held liable for any damage, loss or injury which Representative might incur in connection with such events.

ARTICLE 16 - TERMINATION

16.1	This Agreement may be terminated:

(a)	by an agreement in writing between the Parties;

(b)	by GEHC, without cause, effective on June 30, 2013, upon written notice to the Representative given at least [*] months prior to such date (i.e., on or before [*] with the Parties expressly acknowledging and agreeing that this shall be the only right of either Party to terminate this Agreement without cause, and either Party may seek an injunction to prevent wrongful termination without cause in the event the other Party seeks to terminate this Agreement without cause in some other manner;

(c)	by either Party, effective immediately upon written notice, if the other Party becomes the subject of any bankruptcy proceedings, receivership, or other insolvency proceedings or makes any assignment or other arrangement for the benefit of its creditors, or otherwise ceases to do business;

(d)	by GEHC, effective immediately upon written notice to Representative, if (i) Representative attempts to sell, assign, delegate, or transfer any of its rights and obligations under this Agreement without having obtained GEHC’s prior written approval, or (ii) a material change occurs in the management, ownership or control of Representative which is unacceptable to GEHC based on GEHC’s [*] its obligations under this Agreement, or (iii) Representative serves as a representative or agent for any third party which representation, in GEHC’s reasonable opinion following review by GEHC’s General Manager for Alternative Channels, involves a conflict with [*], and such conflict is not cured within [*] days after receipt of written notice from GEHC, or (iv) Representative utilizes the services of a company or person [*], subject to [*] days prior written notice by GEHC with a cure opportunity during such [*] day period, or (. or (v) Representative violates the GEHC Policies referenced in this Agreement or otherwise materially breaches any of its obligations set out in subsections [*] hereof and such violation or breach is not remedied for [*] days after Representative becomes aware of the violation or breach;

(e)	by GEHC, effective [*] days following written notice to Representative, if Representative materially fails to achieve the sales and other targets contained or to be contained in Exhibit 6 as well as other targets to which the Parties may mutually agree in writing. Representative acknowledges and agrees that it will be considered a material breach of Representative’s sales targets hereunder if (i) Representative’s sales of Covered Products do not, at a minimum, meet the [*] contained in [*] for each and every [*] or (ii) Representative’s sales of Covered Products in each [*] do not, at a minimum, meet the applicable [*] for each [*] in the Territory;

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(f)	by GEHC, effective [*] days following written notice to Representative if, at any time, Representative has less than [*] full-time sales representative employees available to support GE Healthcare’s promotion and sale of Covered Products, provided Representative shall have the right to cure this Failure during such [*] day period;

(g)	either Party, effective [*] days following written notice to the other Party, in the event the Parties fail to reach agreement on [*] or other [*] to be contained in [*] or other [*] performance hereunder, provided that GEHC shall use the same [*] under this Agreement [*];

(h)	by either Party if the other Party fails to fulfill its material obligations hereunder (except as provided in Section [*] when they come due and does not cure such failure within [*] days from receipt of a written notice given by the non-defaulting Party;

(i)	if at any time GEHC has [*] to suspect that Representative or any of Representative’s employees, agents or subcontractors or their employees, have materially violated any law, regulation, government order, or the provisions of GEHC Policies or subsections [*] Article [*], in connection with this Agreement, GEHC shall be entitled, at any time, to partially or totally suspend the performance of the Agreement, without thereby incurring any liability, whether in contract or tort, to Representative or any third party. Such suspension shall become effective upon [*] days prior written notice of suspension by GEHC to Representative, and shall remain in full force and effect until an inquiry reveals, to the [*];

(j)	notwithstanding the foregoing, if GEHC provides Representative with written notice of termination or suspension under Sections [*] or Section [*] (“Termination/Suspension Notice”), then Representative shall have the right, upon written notice to GEHC delivered within [*] business days after Representative’s receipt of GEHC’s Termination/Suspension Notice, to discuss with GEHC for a period of [*] business days the specific situation giving rise to the Termination/Suspension Notice, including mitigating factors (if any), and explore alternate means to appropriately remedy such situation short of termination or suspension. GEHC will discuss such situation with Representative and in good faith consider any alternate remedial actions proposed by Representative, provided that, unless such situation has been fully remedied within the applicable notice and cure period stated herein, GEHC alone, in its sole discretion, will have the ultimate authority to determine whether to proceed with termination or suspension, as applicable.

16.2	Upon written notice to Representative prior to the termination or expiration of this Agreement, GEHC may extend, from time to time, the effective date of expiration or termination of this Agreement for a reasonable period of time to allow for the orderly transition of duties and obligations hereunder. Representative agrees at no additional charge to provide such reasonable cooperation, assistance and services to allow the responsibilities and services Representative performs hereunder to continue without interruption or adverse effect and to facilitate the orderly transition and migration of such responsibilities to GEHC or its designee. GEHC agrees to continue to pay Representative commissions as set forth in this Agreement during any such transition period.

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16.3	Upon written notice to Representative prior to the termination or expiration of this Agreement that GEHC (a) intends to terminate the agreement pursuant to Article [*] or (b) intends to [*] pursuant to Article [*], GEHC has the right at its sole discretion to (i) place its own sales employee or agent in open positions of the Representative’s territory without obligation to pay any commission to Representative for sales made by GEHC’s sales agent or employee and (ii) to place its own sales employees or agents in any of the Representative’s territories where in such case GEHC, at its sole discretion, will pay the Representative a commission based on the table of [*] as outlined in Exhibit 7 for sales made in territories that are shared by the Representative and GEHC’s sales employees or agents.

ARTICLE 17 - RIGHTS AND OBLIGATIONS ON EXPIRATION OR TERMINATION

17.1	Promptly upon expiration or termination of this Agreement, Representative shall (a) cease to use the trade names and trademarks of GEHC and any parts thereof, and (b) remove any direct or indirect reference to such trade names and trademarks from all buildings under the control of Representative, and (c) ensure such cessation and removal by all persons claiming to have received any rights to use them from Representative.

17.2	Within [*] days after the expiration or termination of this Agreement, Representative shall provide to GEHC, in accordance with GEHC’s instructions and with GEHC to cover return shipping charges, the Consigned Products, if applicable, and all of Representative’s sales, marketing or prospecting records concerning the sale of Covered Products or related service or financing, including, without limitation, a list of the Served Market Customers and all information related to the Served Market Customers in Representative’s, its employees’, agents’, subcontractors’ or their employees’ possession or control.

17.3	Orders transmitted by Representative to GEHC or received by GEHC from Served Market Customers pursuant to Section 6.1 hereof within the [*] days after the expiration or termination of this Agreement, and sales of Covered Products occurring within the [*] days after the expiration or termination of this Agreement, shall entitle Representative to a commission as provided for in this Agreement; provided that Representative has informed GEHC in writing before the expiration or termination of this Agreement of all pending negotiations which may give rise to claims by Representative for commissions under this Section 17.3.

17.4	Anything to the contrary in this Agreement (including the Exhibits hereto) notwithstanding, Representative shall in no event be entitled to commissions on any order (whether placed before or after the expiration or termination of this Agreement) to the extent that the Covered Products ordered are not shipped within [*] months after such expiration or termination.

17.5	The acceptance by GEHC of any purchase order from, or the sale of any Covered Products or associated service or financing to a Served Market Customer after the expiration or termination of this Agreement shall not be construed as a renewal, extension or waiver of termination of this Agreement.

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17.6	Upon termination or expiration of this Agreement, GEHC may retain from commission payments owed to Representative hereunder a reasonable, as determined in GEHC’s sole discretion, amount for a period of 30 days. In the event that a Served Market Customer order is cancelled, rescinded, revoked or otherwise repudiated as set forth in Section 6.5, GEHC may set-off against such retained monies owed Representative any commissions or portions of commissions previously owed to Representative and affected by the events described in Section 6.5. If GEHC determines not to retain such commissions or retains an inadequate amount, Representative agrees, within [*] days after receipt of written notice, to refund to GEHC all amounts due to GEHC based upon such events.

17.7	No Damages for Termination.

NEITHER PARTY WILL BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

Neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases, or commitments made by either party or for any reason whatsoever based upon or growing out of such termination or expiration.

17.8	Except as otherwise expressly stated therein, Articles [*] and [*] shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 18  -  NOTICES

18.1	All notices to be served on Representative or GEHC pursuant to this Agreement shall be in writing and either personally delivered, sent by prepaid certified mail or by facsimile transmissions, to the addresses as set forth in this Agreement.

Notices to GEHC shall be sent to the attention of: General Manager, Indirect Distribution at Mail Code SN-206, fax number (262) 364-2134, with a copy to:

GE Healthcare

Attention Americas General Counsel

3000 North Grandview Blvd

Mail Code W400

Waukesha, WI 53188

Notices to Representative shall be sent to the attention of:
Brent Barron

Vaso Diagnostics, Inc. d/b/a Vaso Healthcare

1150 Revolution Mill Drive

Studio 1

Greensboro, NC 27405

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With a copy to:

Vasomedical, Inc.	180 Linden Avenue

Westbury, NY 11590

Attention:	Jun Ma
President and

Chief Executive Officer

And another copy to:

Beckman, Lieberman & Barandes, LLP
Attention: David Lieberman

116 John Street
Suite 1313

New York, NY 10038

All notices given pursuant hereto shall be effective upon receipt (if personally delivered) or the date shown on the return receipt (if sent by certified mail or by facsimile).

18.2	Each Party shall promptly notify the other Party in writing of all changes of address or recipient of notice.

ARTICLE 19  -  TELEPHONE AND COMPUTER SYSTEMS

In connection with this Agreement, GEHC may entitle Representative, to be connected to and communicate with GEHC through a GEHC voice mail system, electronic mail system or computer system (hereinafter called the “Systems”) in accordance with the following conditions:

(a)	The use of the Systems shall be strictly limited to the sending and receiving of information described in paragraph (b) below between GEHC’s and Representative’s designated employees in connection with the performance of this Agreement. For such purposes, GEHC shall, as it sees fit, allocate to Representative personal user identification codes as well as passwords.

(b)	It is hereby recognized and agreed that Representative’s connection to the Systems is solely for the purpose of exchanging commercial and financial information in connection with this Agreement, as may be determined by GEHC, and Representative will bear any communication costs that GEHC incurs as a result of Representative’s connections.

(c)	All written notices to be served on Representative or GEHC pursuant to this Agreement shall be delivered or sent pursuant to the terms and conditions set forth in Article - (18) hereof.

(d)	Representative shall lease from GEHC, at GEHC’s cost, equipment and software necessary to permit Representative to communicate with GEHC through the Systems.

(e)	Connection to the Systems is subject to technical feasibility and regulatory requirements in the Territory.

(f)	Representative shall bear all of its own communications costs from Representative’s location to GEHC’s designated destination point, and any of its other costs relating thereto.

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(g)	GEHC may interrupt Representative’s connection to the Systems at any time without notice. In such event, Representative shall not have the right to claim damages from GEHC or any other third party.

(h)	Representative shall cause its employees communicating through the Systems to protect, keep in strict confidence and not to disclose to any non-authorized employee or to third parties all personal user identification codes and passwords allocated to them.

(i)	In no event shall Representative communicate through the Systems for its own internal purposes or with an entity other than GEHC, or people other than those expressly designated by GEHC.

(j)	The technical configuration of the equipment and software necessary to permit Representative to communicate with GEHC through the Systems shall be defined by GEHC prior to connection of Representative to the Systems. GEHC reserves the right to modify, either partially or totally, and at any time, the Systems and the description of the technical configuration of such equipment or software.

(k)	Representative acknowledges that all patents, copyrights, trademarks, designs and other intellectual property rights in the Systems shall remain vested in GEHC or its licensors. Representative shall not take any action, cause, or permit to allow to be caused anything which may directly or indirectly endanger or infringe upon such intellectual property rights of GEHC of its licensor.

ARTICLE 20 - GOVERNING LAW; MEDIATION AND ARBITRATION

20.1	The rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the law of the State of New York (excluding its conflict of law rules).

20.2	The Parties agree that any controversy, claim or dispute between the Parties arising out of or relating in any way to this Agreement which the Parties are unable to resolve by mutual negotiation will be submitted to good faith, non-binding mediation within the state of New York before a qualified mediator. Each Party will bear its own costs to prepare for and attend the mediation session and will equally share the costs directly associated with the mediation. Neither Party is obligated to agree to settle any controversy, claim or dispute as a result of such mediation, and no statements or findings of the mediator may be used by either Party in any subsequent proceedings.

20.3	Any controversy, claim or dispute between the Parties arising out of or relating in any way to this Agreement which the Parties are unable to resolve as noted in Section 20.2 above will be submitted to final and binding arbitration within the state of New York before [*] independent and impartial arbitrators none of whom shall be appointed by the Parties. The arbitration shall be conducted in accordance with the applicable rules of the Center for Public Resources Rules for Non-Administered Arbitration for Business Disputes in effect on the date of execution of this Agreement, as specifically modified herein, and shall be subject to and in accord with all the provisions of this Agreement. Any arbitrator appointed hereunder shall be experienced in the healthcare industry. Each Party hereby consents to a single, consolidated arbitration of multiple claims. Each Party shall bear its own costs and expenses of the arbitration, and the prevailing Party shall be entitled to recover such costs and expenses, including reasonable and actual attorneys fees, from the other party.

Confidential & Proprietary

Notwithstanding Section 20.1, the law applicable to any and all issues related in any way to the arbitration or these arbitration provisions of this Agreement shall be governed solely and exclusively by the Federal Arbitration Act, 9 U.S.C., Sections 1-16.  The federal and state courts sitting in the State of New York shall have exclusive jurisdiction over any action brought to enforce these arbitration provisions, and each Party irrevocably submits to the jurisdiction of those courts.  Notwithstanding the above, either Party may apply to any court of competent jurisdiction, wherever situated, to enforce any arbitration award.

To the fullest extent permitted by law, the arbitral panel is specifically denied and divested of any authority to award damages in excess of compensatory damages as provided under this Agreement.

20.4	Each Party expressly waives all rights to a jury trial in connection with any dispute arising under this Agreement.

ARTICLE 21  -  MISCELLANEOUS

21.1	During the Term, neither Party shall solicit as a prospective new employee any of the employees of the other Party who have been involved in the relationship between Representative and GEHC established by this Agreement, without the prior written consent of the other Party. During the [*] month period after the expiration or termination of this Agreement, each Party may solicit as a prospective new employee any such employees of the other Party, provided that neither Party may hire in any capacity any such employees of the other Party during such [*] month period without the prior written consent of the other Party, with no further solicitation or employment restrictions at the end of such [*] month period. Further, during the Term, Representative shall not solicit or initiate discussions for a new sales/marketing business relationship with the following [*].

21.2	Representative shall have no right to assign, sub-contract, or otherwise transfer any of its rights and obligations under this Agreement except with the prior written consent of GEHC, and any purported assignment, subcontract or transfer contrary to this provision shall be void.

21.3	Each Party represents and warrants that neither it nor its shareholders, Affiliates, employees or agents is subject to any contractual or other legal restrictions that would prevent or restrict it from entering into or performing its obligations under this Agreement.

21.4	This Agreement may not be modified except by a written instrument duly signed by authorized representatives of both Parties.

21.5	No failure on the part of a Party hereto to exercise, and no delay in its exercise of, any right, power or privilege hereunder shall operate as a waiver thereof. Moreover, no single or partial exercise by a Party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

21.6	If one or more of the provisions of this Agreement are at any time found to be invalid by a court, tribunal or other forum of competent jurisdiction or otherwise rendered unenforceable, such provision or provisions shall be severable from this Agreement so that the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

Confidential & Proprietary

21.7	Neither Party is granted the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement, each Party shall be acting as an independent contractor. Representative is solely responsible for paying the salaries and benefits, and withholding and paying all taxes, for its employees, as and when due.

The Parties acknowledge that GEHC’s employees are under its exclusive direction and control, Representative’s employees are under its exclusive direction and control, and nothing in this Agreement will be construed as designating the employees of one Party as employees of the other Party.  In furtherance of the foregoing, it is expressly understood that personnel provided by Representative for the purpose of performing services under this Agreement are the employees or subcontractors of Representative, and under no circumstances will be considered employees of GEHC.  Representative is solely responsible for any and all applicable salaries and benefits, and payroll and employment taxes and employee insurance for such personnel, and GEHC will have no liability therefore.

Upon the request of GEHC and for good cause (including without limitation, customer complaints or unsatisfactory performance relating to the  [*]  listed in Section  [*]. Representative shall immediately remove from the performance of services hereunder any Representative employee, agent, or subcontractor, and Representative shall thereafter have a reasonable time to replace such person so removed.

21.8	Each Party represents that it is represented by legal counsel, that legal counsel has explained the provisions of this Agreement to it, and that it understands and accepts these provisions.

21.9	This Agreement and all Exhibits referred to herein constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior statements, agreements, understandings, communications, representations and/or promises, whether in writing or oral, of the Parties relating hereto.

21.10	Each Party represents and warrants that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and that the execution, delivery and performance by such Party of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on its part. Each Party further represents and warrants that this Agreement does not contravene any other agreement to which such Party is a party and that this Agreement constitutes a legal, valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

[signature page follows]

Confidential & Proprietary

IN WITNESS WHEREOF, Representative and GEHC have caused this Agreement to be executed by their duly empowered representatives as of the day and year first above written.

General Electric Company acting through its GE Healthcare Division (“GEHC”)	Vaso Diagnostics, Inc. d/b/a Vaso Healthcare

Signature:	Signature:

By:	By:

Title:	Title:

Date:	Date:

In consideration of GEHC’s entry into this Agreement, Vasomedical, Inc. hereby absolutely and unconditionally guarantees the performance obligations of Vaso Diagnostics Inc. d/b/a Vaso Healthcare under this Agreement and, further, confirms that Vaso Diagnostics, Inc. d/b/a/ Vaso Healthcare will comply with the terms set forth in Sections  [*]  and  [*]  of this Agreement.

Vasomedical, Inc.

Signature:

By:

Title:

Date:

Confidential & Proprietary

NOTE: SELECTED PORTIONS OF EXHIBITS TO BE REDACTED

Confidential & Proprietary

EXHIBIT 1

LIST OF COVERED PRODUCTS

The following is the list of Covered Products covered by this Agreement.  Products may be added to or deleted from this list at any time [*].

MODALITY	PRODUCTS INCLUSIONS/EXCLUSIONS
[*]
[*]	[*]
[*]	[*]
[*]	[*]

EXHIBIT 2

LIST OF SERVED MARKET CUSTOMERS

[*]

EXHIBIT 3

TERRITORY

The following geographic areas:

The 48 contiguous states of the United States and the District of Columbia

EXHIBIT 3A

PRE-EXISTING GEHC THIRD PARTY SALES REPRESENTATIVES

[*]

EXHIBIT 4

GEHC REPRESENTATIVES--COMMITMENT TO GEHC INTEGRITY (U.S.) POLICIES

Ethical Business Practices - Policy 20.4 Principles

GEHC expects its representatives to use only ethical practices in promoting and selling goods and services and in representing GEHC to governmental authorities.  This statement of policy sets forth the ethical standards of conduct and practices which must be followed with respect to certain kinds of payments, entertainment and political contributions.  GEHC will not authorize, involve itself in or tolerate any business practice that does not follow this statement of policy.  Nothing in this statement of policy expands or increases the authority to represent GEHC granted by GEHC to the Representative under the contract between the parties.

Requirements

General

Never offer or give, directly or indirectly, anything of value (such as a bribe or kickback) to a customer or government official to influence or reward an action. A business courtesy, such as a gift, contribution or entertainment, should never be offered under circumstances that might create the appearance of an impropriety.

Obey the laws and regulations that relate to matters covered by this statement of policy.

Political contributions

Obey the relevant federal, state and local laws in promoting GEHC’s or your business’s position to government authorities and in making political contributions.

Never make or offer, directly or indirectly, a payment or anything of value (such as a bribe or kickback) to any political party, party official, or any candidate for political office to influence or reward any governmental act or decision.

Working with Government Agencies - Policy 20.10 Principles

GEHC and its representatives must excel as honest, responsible suppliers to all government customers.  In the global economy, our customers may include not only federal, state and local governments within the United States, but also government customers throughout the world.

This statement of policy describes GEHC’s standards and practices in working with government agencies whether as a prime contractor or subcontractor.  It also requires GEHC representatives to be truthful and accurate when responding to government officials responsible for regulating the industries in which we do business.

GEHC standards require more than just obeying the letter of the law.  They require that all GEHC representatives uphold the spirit of the law in adhering to the highest standards of honesty and integrity, avoiding even the appearance of impropriety.

Requirements:

Transactions with government agencies

Adhere to the highest standards of honesty and integrity, and abide by all applicable laws.

Comply with applicable government regulations and procedures, whether GEHC or your business is a prime contractor or subcontractor.

Interactions with government officials

Make sure that reports, certifications, statements, proposals and claims made to government agencies are truthful and accurate.

Gifts and entertainment to officials and employees of governments are highly regulated and often prohibited. Do not provide such gifts and entertainment unless you have determined that you are permitted by applicable laws and regulations, and your business’s policies and practices, to do so.

Respect conflict-of-interest laws and regulations regarding the recruitment, hiring or activities of present or former government employees.

Contract proposal and negotiation

Follow the U.S. Government’s Procurement Integrity Law and other laws and regulations pertaining to procurement. Obtain source selection, competitive or proprietary information only when the government Contracting Officer has authorized release of such information.

In negotiating certain government contracts, contractors must submit all required cost and pricing data before the contract is awarded. Contractors must also certify in writing that the data are current, accurate and complete. Therefore:

-	Maintain current, accurate and complete records of all cost or pricing data. Certify and disclose all data when required by law. When in doubt, disclose.

-	Report, prior to certification, all changes or errors in cost or pricing data.

Contract performance

Meet contract requirements for design, manufacture, materials, testing and any other relevant specifications.

Purchase materials and services for government contracts only through your approved sourcing operation and comply with your business’s purchasing procedures in areas such as truth in negotiations and source selection.

Avoid unauthorized substitutions, including use of imported materials where domestic materials are specified in the contract.

Do not deviate from contract requirements without written approval of the authorized government procurement official.

Accurately allocate costs to the proper contracts. Avoid mischarging, which can result, for example, from improperly filling out time cards, vouchers, charging insupportable overhead costs, incorrectly classifying costs or shifting of costs between contracts.

Comply with executive orders, laws and regulations applicable to government contractors which require equal employment opportunity, affirmative action and other such contractual requirements.

Conflicts of interest

Avoid business or financial relationships with suppliers, subcontractors, customers or direct competitors which could interfere, or appear to interfere, with the proper performance of your role as a GEHC representative.

Security

Follow security regulations of the U.S. Government and all other governments having jurisdiction over operations in a particular location. Those regulations may cover plant and office security, the proper handling of classified material, travel, personal contracts, and other activities of representative employees both on and off the job.

Complying with the Antitrust Laws - Policy 20.5 Principles

The antitrust laws of the United States are a critical part of the business environment in which GEHC and its representatives operate.  They govern the day-to-day conduct of GEHC’s and its representatives’ businesses in setting prices and other aspects of purchasing, selling and marketing goods and services.

GEHC is dedicated to compliance with the antitrust laws in all of its activities.  Every GEHC representative is responsible for compliance with the antitrust laws.

Requirements:

Comply with all applicable antitrust laws, including federal and state antitrust laws of the U.S.

Understand the basic requirements of the antitrust laws, decrees and orders that apply to your business’s activities.

Do not propose or enter into any agreements or understandings -- expressed or implied, formal or informal, written or oral -- with any competitor regarding the following aspects of the competition between GEHC or your Representative and the competitor for sales to third parties:

-	prices
-	terms or conditions of sale

-	costs
-	profits or profit margins

-	product or service offerings
-	production or sales volume

-	production capacity
-	market share

-	decisions to quote or not to quote
-	customer or supplier classifications or selection

-	sales territories
-	distribution methods.

Even when there are appropriate reasons for communications between companies (such as customer or supplier issues arising from a genuine buyer-seller relationship, or the exploration of a potential joint venture), meetings and discussions between competitors present potential legal risks. Avoid creating the appearance of improper agreements or understandings by keeping communications with competitors to a minimum and making sure that there is a legitimate business reason for all such communications. Consult with your business’s legal counsel regarding the steps you should take to minimize the potential legal risks posed by communications with competitors.

Do not propose or enter into any agreements or understandings with customers which restrict the price at which the customer may resell or lease any GEHC product or service.

Health, Safety & Environmental Protection - Policy 20.3 Principles

GEHC is committed to achieving environmental, health and safety (EHS) excellence.  This is a responsibility of management and employees in all functions, and GEHC representatives.

Requirements:

Comply with applicable environmental, health and safety laws and regulations.

Take appropriate measures to prevent workplace injuries and illnesses, and to provide your employees with a safe and healthy working environment. Consider evolving industry practices, regulatory requirements and societal standards of care.

To the extent practicable, reduce the use and release of toxic and hazardous materials.

Avoiding Conflicts of Interest - Policy 30.5 Principles

GEHC recognizes and respects the right of representatives and their employees to take part in financial, business and other activities outside their representation of GEHC.  However, those activities must be lawful and free of conflicts with their responsibilities as GEHC representatives.  Representatives must not misuse GEHC resources or influence, or discredit GEHC’s good name and reputation.

EXHIBIT 4A--Representative Certification Form (Revised 04/2005)

Representative Company Name:  Vaso Diagnostics, Inc. d/b/a Vaso Healthcare

This certification is made by Representative through the following authorized person:

(print name)

This certification is made to cover the period from _____________________to __________________.

(annual period)

The person identified above, in his or her capacity as identified above, hereby certifies to GEHC Healthcare (GEHC) individually or on behalf of Representative:

1.	All laws, regulations and orders of any government body applicable to the obligations of Representative or the person identified above under the Agreement between Representative and GEHC of which this certification is a part, including, without limitation, the Medicare/Medicaid Anti-Kickback provisions of the U.S. Social Security Act, 42 U.S.C. 1320a-7b, as any such laws, regulations or orders or may be hereinafter amended, have been and will be fully complied with as respecting in any way the promotion or other representation of GEHC’s products or services under such Agreement.

2.	All GEHC Policies as defined in the Agreement of which this certification is a part have been and will be fully complied with as respects the promotion or other representation of GEHC’s products or services under such Agreement.

3.	The Representative, or the individual identified above: (i) is not the subject of any pending or threatened investigation or enforcement action by any governmental or regulatory authority; and (ii) has not been debarred, suspended or excluded, or is not subject to proposed debarment, suspension or exclusion, from participation in the Medicare or Medicaid programs or any other government program which provides reimbursement for medical goods or services, nor has been convicted of, or have charges pending regarding, any offenses which may lead to such debarment, suspension or exclusion.

4.	GEHC’s products and services covered by the Agreement of which this certification is a part have been and will be promoted solely to licensed medical practitioners for clinical diagnostic purposes (and not for entertainment or amusement purposes), for use solely as lawfully permitted in the Territory specified in the Agreement of which this certification is a part.

5.	No advice respecting reimbursement or billing, including diagnostic, procedure or billing codes has been or will be provided to any customer as respects the GEHC products or services covered by the Agreement of which this certification is a part beyond accurately conveying to customers or prospective customers publicly available information on these topics.

6.	The Representative has not employed or used and will not employ or use, or the individual identified above is not, a practicing physician, a person affiliated with or employed by any customer to whom GEHC products or services have been or will be promoted under the Agreement of which this certification is a part, nor a person in a position to unduly influence the purchase by any such customer of any such GEHC products or services.

7.	The Representative, or the individual identified above, did not and will not tie or condition the price or availability of any GEHC product or service on any customer’s purchase of any other product or service, in violation of any applicable law or regulation.

So Certified:________________________

(signature)

EXHIBIT 5

GEHC STANDARD TERMS AND CONDITIONS OF SALE

This document is not complete unless it includes the following attachments which are provided for Representative’s convenience.   These attachments may be updated by GEHC from time to time.   The most current attachments shall be as included in the applicable GEHC quotations for Covered Products

GEHC Standard Terms and Conditions Sales and Service

GEHC Additional Terms and Conditions for Diagnostic Imaging Products

GEHC Warranty Statement (United States)

GEHC Standard Terms and Conditions of Sale For Accessories and Supplies

GEHC Warranty Statement X-Ray and Image Intensifier Tubes (U.S. and Canada)

Software Support Services for GE Healthcare Software Systems

Additional Terms and Conditions for GE Healthcare Software License

Additional Terms and Conditions for GE Healthcare Software Professional Services

[*]

Standard Representative Contract

Revised 10.2007

EXHIBIT 6

Actual and final OP targets will be provided under separate cover each year when available.  OP targets are structured  [*].   OP targets will be  [*] and modified as may be mutually agreed in a writing signed by both Parties.

Standard Representative Contract

Revised 10.2007

EXHIBIT 7

COMMISSIONS

The total potential commission available to Representative for GEHC Covered Products shall be as follows:

Insert GEHC Commission Rates

Equipment – New Orders:
% of targeted volume (1)	Rate (2)
0 –[*]%	[*]%
[*]% - [*]%	[*]%
[*]% -[*]%	[*]%
[*]% & above	[*]%

[*]Rates are determined on a calendar year basis and shall be [*] to the [*] of the [*]as [*] all [*] for[*].

[*]Notwithstanding the foregoing, the commission rate from the Effective Date through[*]shall be [*]% for [*]% of targeted volume, after which time the [*] shall apply.

Balanced Selling [*] and [*] targets (1) be achieved
Targets Hit	[*]
[*]	[*]%
[*]	[*]%
[*]	[*]%

[*]Balanced selling [*] as soon as [*] are [*] for the relevant calendar year.   [*] shall be [*]to the [*] of such calendar year.

Additional Rates
[*]	[*]%
[*]	[*]%
[*]as of a date specified by GEHC, which date shall not to exceed [*]days from Effective date of Agreement	[*]%

[*]	Targeted volume as mutually agreed and specified for [*]
[*]	Balanced Selling [*]
[*]	As defined below.

**To be eligible to receive a commission for[*] (i) the [*] must be [*] by the [*] in the [*] during the [*].  The [*]  is the [*] of [*] between the [*] that a[*] through [*] for a [*] to which the [*] up to and including [*] days from the date [*] is [*]; (ii) the [*] must be complete and accurate.   Commission Rates for [*] will apply to both [*] and [*]. In addition:

[*] The [*] for which a [*] will be compensated is [*] is calculated on the [*] for the [*] of the [*] per the [*] paragraph below. Any [*] containing a [*]  for [*] (except for [*] which contain [*]) will be [*]as a [*] for compensation purposes hereunder.

[*]Commission Rates for [*] related to a purchase of an [*] of a [*] that is [*] under a [*] will be calculated based on the [*] of the [*] over the [*] (if [*].

[*]Notwithstanding anything to the contrary herein, [*]will only be paid to Representative for sales of the following GEHC [*]

[*]

●	Any other GEHC [*] including without limitation those set forth below, are [*] for the payment of [*] hereunder:

[*]

EXHIBIT 7 (continued)

Actual commissions paid to Representative with respect to each order will depend on GEHC’s reasonable assessment of the [*] of [*] that were [*] including without limitation [*] with provisions of Article [*].  In determining such commission amounts, GEHC may use the guidelines set forth in the chart below as GEHC determines in its sole discretion exercised in a in good faith.

Components of Representative [*]

Components of Representative[*]	Portion of Total [*]
[*]	[*]%
[*] and [*]
[*]
[*] and [*]

[*]	[*]%
[*] and [*]
[*]
[*] of [*]
[*]

[*] and [*]	[*]%

[*] and [*]	[*]%
[*]	[*]%

[*] and [*]	[*]%
[*]
[*] (as specified above)

[*]	[*]%

Footnote

[*] If GEHC in its reasonable discretion determines as a result of a [*] that Representative [*] the [*] or [*] activity, GEHC will notify Representative in writing and the [*] portion of the Total [*] will be removed from the Total [*] until Representative [*] to GEHC, to GEHC’s reasonable satisfaction, that Representative has the [*] and is [*] activities.

Other Notes Regarding Commissions

[*] Notwithstanding anything to the contrary set forth herein, [*] shall be payable by GEHC for any portion of the [*] for the [*] hereunder that consist of [*] refers to amounts [*] from the [*] of a [*] to cover [*] or other items [*] has [*] to pay for or provide that (a) relate to the [*] or use of the [*], (b) would not normally be paid for or provided by [*] and (c) fit into [*] of the following [*] categories:

(a)	[*]and [*] (e.g. [*]),
(b)	other [*] without a [*]
(c)	[*]
(d)	[*]
(e)	[*]
(f)	[*] to be determined (must be [*] and [*]),
(g)	[*] covered by [*] (e.g., [*] etc.),
(h)	[*] by [*]
(i)	[*] by [*] and other [*] for [*] not [*] by [*]
(j)	[*] not [*] by [*] (other than [*])

Changed Circumstances:  In the event GEHC establishes or has previously established (including, without limitation, [*] or [*]) an ongoing buying relationship with any [*] or a [*] of which any [*] is a [*] which substantially reduces or eliminates the [*] for any [*] of the [*] efforts to [*] and [*] or [*] GEHC reserves the right, in its sole discretion, to [*] that [*] from the definition of [*]  or [*] the Total [*] related to that [*] or [*].

Commission Reduction by Representative:  In the event that Representative submits to GEHC a proposed order which is [*] by [*] after GEHC’s review of the proposed order [*] its [*] (including all [*]), Representative may in its sole discretion, propose a reduction in its commission on that [*].  GEHC may in its sole discretion [*] with Representative’s reduced commission. Representative must inform GEHC in writing promptly of any [*] a [*] to which Representative claims a commission is [*].

Timing of Commission Payments:  All commissions to which Representative is entitled pursuant to this Agreement will be paid as follows:

Commissions to which Representative is entitled pursuant to this agreement shall not be “due”, “accrued” or “earned” until they are payable in accordance with this “Timing of Commission Payments” subheading of this Exhibit 7.

[*]During [*] of the Agreement, commissions payments will be processed per the following:

[*]% of commission will be processed through GEHC [*]the  [*] following the [*] of [*] and [*] until such time as Representative [*] of its  [*].    Payments terms will be [*].

B)	After [*] of [*] and continuing for any [*] commission payments during [*] and subsequent [*] of the [*] payment process will [*] the following payment structure:

[*]% payment on [*] will be processed through GEHC [*] the [*] following the [*] of [*] and [*]. Any remaining orders commission for [*] identified after the [*] will be included in the [*] payment [*].

[*]% payment on [*] will be processed through GEHC [*] the [*] following the [*] in which GEHC [*] of the [*] to the [*] of such [*].

[*]% payment on [*] will be processed through GEHC [*] on the [*] of the [*] following the [*] of [*] and [*].

C)	GEHC reserves the right to review the “Timing of Commission Payment” process on an annual basis and reasonably modify the process as needed.

GEHC reserves the right to review the “Timing of Commission Payments” process on an annual basis and reasonably modify the process as needed.

Offsets: Commissions payable under this Agreement are subject to offset, at [*] for any amounts, [*] for which Representative may [*] but not limited to any [*] for [*] and/or [*] which Representative elects [*] from GEHC.

EXHIBIT 8

COMPLIANCE WITH REPORTING REQUIREMENT

REPORTABLE COMPLAINT FORM

TO:	(GEHC Healthcare Designated Individual)

FROM:	(Name of Distributor/Dealer or Independent Sales Representative)

RE:	(Product Name and GEHC Catalog Number)

____________________________________________________________________________

1.	Name and telephone number of Individual at Distributor/Dealer or Independent Sales Representative making report: _____________________________________________

2.	Name and telephone number of Individual at Distributor/Dealer or Independent Sales Representative receiving original complaint information: _______________________ _______________________________________________________________________

3.	Name, address, and telephone number of the reporter who initially provided information to the Distributor/Dealer or Independent Sales Representative and the type of sources that reported the event to the Distributor/Dealer or Independent Sales Representative (e.g., hospital, nursing home, outpatient diagnostic facility):
_______________________________________________________________________ _______________________________________________________________________

4.	Origin of Complaint - circle one:

A.	Product Problem or Malfunction; or

B.	Adverse Event

5.	Outcomes Attributable to Product Problem or Malfunction or Adverse Event - circle as appropriate:

A.	Death

B.	Serious Injury

1.	Life threatening injury or illness;

2.	Disability resulting in permanent impairment of a body function or permanent damage to a body structure; or

3.	Injury or illness that requires intervention to prevent permanent impairment of a body structure or function; or

4.	Other (List:_______________________________________)

C.	Property Damage

6.	Was the event a malfunction that would likely result in serious injury or death if it reoccurs? Yes ___ No ___

7.	Was the event reported to law enforcement or governmental authorities?	No ___ Yes ___

8.	Date of event or problem: _____________________________________

9.	Date the complaint was made to the Dealer/AliMed or Independent Sales Representative:__________________________________________________

10.	Product information:

A.	Type of Product: _____________________________________

B.	Model number, catalog number, serial number or other identifying number: _________________________________

C.	Whether the Product is available for evaluation or returned to the distributor/dealer, or if not the disposition of the Product (circle one):

A – yes                                                       B - no

D.

Maintenance/service information data including the last date of service performed on the device, where service was performed, whether service documentation is available, and whether service was in accordance with the service schedule:

___________________________________________________________________________________________

11.	Description of the event or problem, including a discussion of how the device was involved, nature of the problem, patient follow-up or required treatment, and any environmental conditions that may have influenced the event:

A.	Who was operating or using the Product when the event occurred: __________________________________________________________________ __________________________________________________________________

B.	Whether the Product was being used as labeled or as otherwise intended: __________________________________________________________________________________________

C.	The location of the event: ____________________________________________

D.	Whether there was multi-patient involvement, and if so, how many patients were involved: _________________________________________________________

12.	Patient Information

A.	Patient name or other identifier: _______________________________________

B.	Patient age at the time of event or date of birth: __________________________

C.	Patient gender: _____________________________________________________

D.	Patient weight: _____________________________________________________

Standard Representative Contract

Revised 10.2007

EXHIBIT 9

Training

Representative is responsible for their personnel attaining and maintaining required competence levels. GEHC has the right to test this competence periodically at its reasonable discretion.

GE Confidential & Proprietary

Standard Representative Contract

Revised 10.2007

EXHIBIT 10

Compliance (Anti-Kickback) Tracker

Following is a record of Compliance training completed by all Representative’s employees, agents, and subcontractors:

NAME	DATE OF TRAINING	SIGNATURE

GE Confidential & Proprietary